EXHIBIT (4)(a)

                     THE CONTINENTAL ORINOCO COMPANY, INC.
                       C/O LONDON TOWNE HOUSE, SUITE #16B
                              360 WEST 22ND STREET
                               NEW YORK, NY 10011

                                 July 19, 1996

Mr. Cary Cimino
422 East 72nd Street
Suite 32C
New York, NY 10021

     RE: MANAGEMENT CONSULTING AGREEMENT

Gentlemen:

     Formalizing our earlier discussions, this is to acknowledge and confirm the terms of our Management Consulting Agreement ("Consulting Agreement") as follows:

     1. APPOINTMENT OF CARY CIMINO. The Continental Orinoco Company, Inc. (the "Company") hereby engages Cary Cimino ("Cimino") and Cimino hereby agrees to render services to the Company as a management consultant, strategic planner and advisor.

     2. DUTIES. During the term of this Agreement Cimino shall provide advice to, undertake for and consult with the Company concerning management, operations expansion and retrenchment, marketing consulting, strategic planning, international activities, liquidity management, corporate organization and structure, financial matters in connection with the operation of the business of the Company, and shareholder relations, and shall review and advise the Company regarding its overall progress, needs and condition. Cimino agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby.

        (a) The implementation of short range and long term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

        (b) Advise the Company of means to restructure its capitalization and financial obligations;

        (c) Evaluate expanding the scope of the Company's activities and operations on an international basis;

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Mr. Cary Cimino
July 19, 1996
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        (d) Advise the Company on means to enhance its liquidity;

        (e) Assist the Company in the monitoring of services provided by the Company's advertising firm, public relations firm and other professionals to be employed by the Company;

        (f) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

        (g) Advise and recommend to the Company additional services and products to be sold by the Company;

        (h) Assist the Company in the negotiating with lenders and other sources of capital; and

        (i) Assist in establishing, and advising the Company with respect to shareholder meetings and shareholders' relationships.

     3. TERM. The term of this Consulting Agreement shall be for a twelve-month period commencing on the date hereof.

     4. COMPENSATION. As compensation for his services hereunder, Cimino shall be issued 1,000,000 shares of Common Stock, no par value (the "Shares"), of the Company. The shares of Common Stock will be issued in monthly installments of 100,000 shares, but subject to acceleration in the sole discretion of the Company.

     5. PURCHASE OF SHARES. The Shares shall be issued solely in exchange for the contemplated services and appropriate investment restrictions shall be noted against the Shares. Cimino agrees to acquire the Shares for investment and will not dispose of the Shares in the absence of registration thereof or applicable exemption under the Securities Act of 1933.

     6. EXPENSES. Cimino shall be entitled to reimbursement by the Company of such reasonable out-of-pocket expenses as Cimino may incur in performing services under this Consulting Agreement. Any significant expenses shall be approved in advance with the Company.

     7. REGISTRATION. The Company agrees to provide Cimino with registration rights at the Company's cost and expense and include the Shares in a registration statement to be filed by the Company

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Mr. Cary Cimino
July 19, 1996
Page 3

with the Securities and Exchange Commission within the proximate future.

     8. CONFIDENTIALITY. Cimino will not disclose to any other person, firm or corporation, nor use for his own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information designated as confidential by the Company which is acquired by Cimino in the course of his performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concerning the filing of pendency of patent applications). Any management advice rendered by Cimino pursuant to this Consulting Agreement may not be disclosed publicly in any manner without the prior written approval of Cimino.

     9. INDEMNIFICATION. The Company agrees to indemnify and hold Cimino harmless from and against all losses, claims, damages, liabilites, costs or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Cimino is a party to such dispute. This indemnity shall not apply, however, and Cimino shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Cimino engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Cimino for its expenses.) The provisions of this paragraph 9 shall survive the termination and expiration of this Consulting Agreement.

     10. INDEPENDENT CONTRACTOR. Cimino and the Company hereby acknowledge that Cimino is an independent contractor. Cimino shall not hold himself out as, nor shall be take any action from which others might infer, that he is a partner of, agent of or a joint venturer of the Company.

     11. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the parties relating to the subject matter

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Mr. Cary Cimino
July 19, 1996
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hereof, and supercedes and cancels any prior communications, udnerstandings and agreements between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all parties. This Consulting Agreement shall be governed by the laws of the State of New York. In the event of any dispute as to the terms of this Consulting Agreement, the prevailing party in any litigation shall be entitled to reasonable attorneys' fees.

     Please confirm that the foregoing correctly sets forth our understanding by signing the enclosed copy of this letter where provided and returning it to us at your earliest convenience.


                                           Very truly yours,

                                           THE CONTINENTAL ORINOCO COMPANY, INC.

                                           By:/s/CHRISTOPHER d'ARNAUD TAYLOR
                                             -----------------------------------
                                             Christopher d'Arnaud Taylor
                                             Chairman of the Board

ACCEPTED AND AGREED TO as
of the 15th day of July, 1996

/s/ CARY CIMINO
- -----------------------------
CARY CIMINO

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